WYLE ELECTRONICS

         1996 ELIGIBLE DIRECTORS' STOCK OPTION PLAN


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                      TABLE OF CONTENTS
                                                        PAGE

       1.   THE PLAN. . . . . . . . . . . . . . . . . . .  1
       1.1  Purpose . . . . . . . . . . . . . . . . . . .  1
       1.2  Administration. . . . . . . . . . . . . . . .  1
       1.3  Shares Available for Options. . . . . . . . .  2


       2.   THE OPTIONS . . . . . . . . . . . . . . . . .  2
       2.1  Automatic Option Grants . . . . . . . . . . .  2
       2.2  Payment of Exercise Price . . . . . . . . . .  4
       2.3  Option Period . . . . . . . . . . . . . . . .  4
       2.4  Limitations on Exercise and Vesting of
            Options . . . . . . . . . . . . . . . . . . .  4

       3.   OTHER PROVISIONS. . . . . . . . . . . . . . .  5
       3.1  Rights of Participants and Beneficiaries. . .  5
       3.2  No Transferability; Limited Exception to
            Transfer Restrictions . . . . . . . . . . . .  5
       3.3  Adjustments . . . . . . . . . . . . . . . . .  6
       3.4  Acceleration of Options . . . . . . . . . . .  7
       3.5  Compliance with Laws. . . . . . . . . . . . .  7
       3.6  Plan Amendment, Shareholder Approval and
            Suspension. . . . . . . . . . . . . . . . . .  8
       3.7  Privileges of Stock Ownership . . . . . . . .  8
       3.8  Effective Date of Plan. . . . . . . . . . . .  8
       3.9  Term of Plan. . . . . . . . . . . . . . . . .  8
       3.10 Legal Issues. . . . . . . . . . . . . . . . .  9

       4.   DEFINITIONS . . . . . . . . . . . . . . . . .  9
       4.1  Definitions . . . . . . . . . . . . . . . . .  9

                      WYLE ELECTRONICS
         1996 ELIGIBLE DIRECTORS' STOCK OPTION PLAN


1.   THE PLAN

     1.1  Purpose.

          The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Options to attract, motivate and retain experienced and knowledgeable Eligible Directors. Capitalized terms are defined in Article 4.

     1.2  Administration.

          (a)  Board Authority and Powers; Interpretation.
This Plan shall be, to the maximum extent possible, self-effectuating. This Plan shall be interpreted and, to the extent any determinations are required hereunder, shall be administered by the Board. Subject to the express provisions of this Plan, the Board shall have the authority to construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation and Participants under this Plan.

          (b) Binding Determinations. Any action taken by, or inaction of, the Corporation or the Board relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or officer of the Corporation shall be liable for any such action or inaction, except in circumstances involving such person's bad faith.

          (c)  Reliance on Experts.   In making any
determination or in taking or not taking any action under this Plan, the Board may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Corporation shall be liable for any such action or determination taken or made or omitted in good faith.

          (d)  Delegation.  The Board may delegate
ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation.

     1.3  Shares Available for Options.

          Subject to the provisions of Section 3.3, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares.

          (a) Number of Shares. The maximum number of shares of Common Stock that may be delivered pursuant to Options granted to Eligible Directors under this Plan shall not exceed [250,000] shares, subject to adjustments contemplated by Section 3.3.

          (b) Reserves for Options. Shares subject to outstanding Options shall be reserved for issuance. If any Option to acquire shares of Common Stock under an Option shall expire or be cancelled or terminated without having been exercised in full, the undelivered shares subject thereto shall again be available for purposes of this Plan.

2.   THE OPTIONS

     2.1 Automatic Option Grants. Subject to adjustments contemplated by Section 3.3,

          (a) Initial Grant to Eligible Directors in office as of October 1, 1996. On October 1, 1996, there shall be granted automatically (without any action by the Board) to each person who is then an Eligible Director an Option (the Option Date of which shall be October 1, 1996) to purchase 4,000 shares of Common Stock.

          (b)  Subsequent Annual Grants to Eligible
Directors in office as of October 1, 1996. On April 1 in each calendar year during the term of this Plan, commencing April 1, 1997, there shall be granted automatically (without any action by the Board) to each person who is then an Eligible Director and who was an Eligible Director on October 1, 1996 an Option (the Option Date of which shall be such April 1) to purchase 4,000 shares of Common Stock.

          (c) Initial Grants to Eligible Directors taking office after October 1, 1996. If an individual first becomes an Eligible Director after October 1, 1996, there shall be granted automatically (without any action by the Board) to such Eligible Director an Option (the Option Date of which shall be such date that the individual first becomes an Eligible Director) to purchase 10,000 shares of Common Stock. Notwithstanding anything else contained herein to the contrary, an individual who was an officer of the Company and member of the Board prior to becoming an Eligible Director shall not be granted an option pursuant to this Subsection 2.1(c).

          (d)  Subsequent Annual Grants to Eligible
Directors taking office after October 1, 1996. On April 1 in each calendar year during the term of this Plan, commencing April 1, 1997, there shall be granted automatically (without any action by the Board) to each person who is then an Eligible Director and who first became a member of the Board after October 1, 1996 an Option (the Option Date of which shall be such April 1) to purchase 6,000 shares of Common Stock.

          (e)  Maximum Number of Shares.  Any grant under
Sections 2.1(b)-(d) that would otherwise exceed the maximum number of shares under Section 1.3(a) shall be prorated within such limitation among the number of Eligible
Directors entitled thereto.

          (f) Option Price. The purchase price per share of the Common Stock covered by each Option granted pursuant to this Section 2.1 shall be 100 percent of the Fair Market
Value of the Common Stock on the Option Date.

          (g)  Option Period and Exercisability.  Each
Option granted under this Plan shall be fully vested and immediately exercisable as of the date which is six months after the Option Date.

          (h)  Effect of Termination of Service.  If a
Participant (i) dies or suffers a Disability while serving as a director, (ii) retires from service as a director in accordance with the Company's mandatory retirement policy then in effect for outside directors, or (iii) resigns from service as a director or fails to be renominated for service by the Board because the director's position of outside employment may result in a conflict of interest with the Company, any Option granted pursuant to this Plan then held by such Participant shall immediately become and shall remain fully exercisable for 36 months after the date of such termination or until the expiration of the stated term of such Option, whichever first occurs, and shall then terminate. If a Participant's services as a member of the Board terminate for any other reason, then any portion of an Option granted pursuant to this Plan which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for 36 months after the date of such termination or until the expiration of the stated term, whichever first occurs, and shall then terminate.

          (i) Nonqualified Options. Each Option granted under this Plan is intended to be a nonqualified stock option (i.e., not an "incentive stock option") under the Code and shall be so designated.

          (j) Director Share Limit. There shall be no limit on the number of shares or Options granted to an Eligible Director during the term of this Plan, subject, however, to Sections 2.1(a)-(d); and provided that the number of shares may be subject to adjustments in accordance with Section 3.3.

     2.2  Payment of Exercise Price.

          The exercise price of any Option granted under this Plan shall be paid in full at the time of each exercise
(i) in cash or by check, (ii) in shares of Common Stock valued at their Fair Market Value on the date of exercise of the Option, (iii) partly in such shares and partly in cash, or (iv) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of the sale proceeds necessary to pay the exercise price; provided that the Corporation shall not be obligated to deliver certificates for the shares unless and until it receives full payment of the exercise price therefor. Any shares used in payment of the exercise price must have been owned by the Participant at least six months prior to the date of exercise.

     2.3  Option Period.

          Each Option granted under this Plan and all rights or obligations thereunder shall expire ten (10) years after the Option Date and shall be subject to earlier termination as provided herein.

     2.4  Limitations on Exercise and Vesting of Options.

          (a) Procedure. Any exercisable Option shall be deemed to be exercised when the Secretary of the Corporation receives written notice of such exercise from the Participant, together with the required payment of the exercise price.

          (b) Fractional Shares/Minimum Issue. Fractional share interests shall be disregarded, but may be accumulated. No fewer than 100 shares may be purchased on exercise of any Option at one time unless the number purchased is the total number at the time available for purchase under the Option.

3.   OTHER PROVISIONS.

     3.1  Rights of Participants and Beneficiaries.

          (a) No Service Commitment. Nothing contained in this Plan (or in any other documents related to this Plan or to any Option) shall confer upon any Participant any right to continue to serve as a director of the Corporation nor shall interfere in any way with the right of the Corporation to change a director's compensation or other benefits or to terminate the director's service as a director, with or without cause. Nothing contained in this Plan or any document related hereto shall influence the construction or interpretation of the Corporation's Articles of Incorporation or Bylaws regarding service on the Board or adversely affect any independent contractual right of any Eligible Director without his or her consent thereto.

          (b) Plan Not Funded. Options payable under this Plan shall be payable in shares and no special or separate reserve, fund or deposit shall be made to assure payment of such Options. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Corporation by reason of any Option hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and any Participant, Beneficiary or other person.

     3.2  No Transferability; Limited Exception to Transfer
Restrictions.

          (a)  Limit on Exercise and Transfer.  Unless
otherwise expressly provided in (or pursuant to) this
Section 3.2, by applicable law and by the Option Agreement, as the same may be amended, (i) all Options are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; Options shall be exercised only by the Participant; and (ii) shares issuable pursuant to an Option shall be delivered only to (or for the account of) the Participant.

          (b) Exceptions. The Committee may permit Options to be exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant's family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant's family and/or charitable institutions, or to such other persons or entities as may be approved by the Committee pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration).

          (c)  Further Exceptions to Limits on Transfer.
The exercise and transfer restrictions in Section 3.2(a) shall not apply to: (i) transfers to the Corporation, (ii) the designation of a beneficiary to receive benefits in the event of the Participant's death or, if the Participant has died, transfers to or exercise by the Participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution, (iii) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative, or (iv) the authorization by the Committee of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Options consistent with applicable laws and the express authorization of the Committee.

     3.3  Adjustments.

          If there shall occur any extraordinary
distribution in respect of the Common Stock (whether in the form of Common Stock, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Common Stock or other securities of the Corporation, or there shall occur any other like corporate transaction or event in respect of the Common Stock, or a sale of substantially all of the assets of the Corporation as an entirety, then the Board shall, in such manner and to such extent (if any) as may be appropriate and equitable (1) proportionately adjust any or all of (a) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Options (including the specific numbers of shares set forth elsewhere in this Plan), (b) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Options and the vesting provisions of the Options, (c) the grant, purchase, or exercise price of any or all outstanding Options, (d) the securities, cash or other property deliverable upon exercise of any outstanding Options, or (2) in the case of an extraordinary distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split-up, exchange, or spin-off, make provision for a substitution or exchange of any or all outstanding Options or for a change in the securities, cash or property deliverable upon exercise of outstanding Options based upon the distribution or consideration payable to holders of the Common Stock of the Corporation upon or in respect of such event; provided, however, that (i) such adjustment and the Board's actions in respect thereof are based on objective criteria and (ii) such adjustment (to the extent consistent with Section 3.10(c)) is consistent with adjustments to comparable Options (if any) held by persons other than directors of the Corporation.

     3.4  Acceleration of Options.

          Unless prior to an Event the Committee determines that, upon its occurrence, there shall be no acceleration of Options or determines those Options which shall be accelerated, then upon the occurrence of an Event, each Option granted under Section 2.1 shall become immediately exercisable in full. To the extent that any Option granted under this Plan is not exercised prior to (i) a dissolution of the Corporation or (ii) a merger or other corporate event that the Corporation does not survive, and no provision is (or consistent with the provisions of Section 3.3 can be) made for the assumption, conversion, substitution or exchange of the Option, the Option shall terminate upon the occurrence of such event.

     3.5  Compliance with Laws.

          This Plan, the granting and vesting of Options under this Plan and the issuance and delivery of shares of Common Stock, and/or of other securities or property pursuant to Section 3.3, under this Plan or under Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal tax and securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure such compliance.

     3.6  Plan Amendment, Shareholder Approval and
Suspension.

          (a) Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Options may be granted during any suspension of this Plan or after termination of this Plan, but the Board shall retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan.

          (b) Shareholder Approval. To the extent required by law, any amendment to this Plan or any then outstanding
Option shall be subject to shareholder approval.

          (c)  Limitations on Amendments to Plan and
Options. No amendment, suspension or termination of this Plan or change of or affecting any outstanding Option shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 3.3 shall not be deemed to constitute changes or amendments for purposes of this Section 3.6.
Notwithstanding anything else contained herein to the contrary, the Committee shall not, without prior shareholder approval (i) authorize the amendment of outstanding Options to reduce the exercise price, except as contemplated by
Section 3.3, or (ii) cancel and replace outstanding Options with similar awards having an exercise price which is lower, except as contemplated by Section 3.3.

     3.7  Privileges of Stock Ownership.

          Except as otherwise expressly authorized by this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock subject to an Option granted under this Plan prior to the satisfaction of all conditions to the valid exercise of the Option. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

     3.8  Effective Date of Plan.

          This Plan shall be effective as of October 1, 1996, subject to shareholder approval within twelve (12) months thereafter.

     3.9  Term of Plan.

          This Plan shall terminate at the close of business on September 30, 2006, and no Option shall be granted under it thereafter, but such termination shall not affect any Option theretofore granted.

     3.10 Legal Issues.

          (a) Choice of Law. This Plan, the Options, all documents evidencing Options and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.

          (b) Severability. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (c) Plan Construction. It is the intent of the Corporation that this Plan and Options hereunder satisfy and be interpreted in a manner that in the case of persons who are or may be subject to Section 16 of the Exchange Act satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be deemed void.

          (d)  Non-Exclusivity of Plan.  Nothing in this
Plan shall limit or be deemed to limit the authority of the Board to grant awards or authorize any other compensation under any other plan or authority.

4.   DEFINITIONS

     4.1  Definitions.

          (a) "Beneficiary" shall mean the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified in the Option
Agreement and under this Plan in the event of a Participant's death, and shall mean the Participant's executor or administrator if no other Beneficiary is identified and able to act under the circumstances.

          (b) "Board" shall mean the Board of Directors of the Corporation or, with respect to administrative matters
(as distinguished from Plan amendments, suspension, or termination), the Committee.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (d) "Commission" shall mean the Securities and Exchange Commission.

          (e) "Committee" shall mean committee of members of the Board who may be designated to administer this Plan.

          (f) "Common Stock" shall mean the Common Stock of the Corporation and such other securities or property as may become the subject of Options, or become subject to Options, pursuant to an adjustment made under Section 3.3 of this Plan.

          (g)  "Company" shall mean, collectively, the
Corporation and its Subsidiaries.

          (h)  "Corporation" shall mean Wyle Electronics, a
California corporation, and its successors.

          (i) "Disability" shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code.

          (j) "Eligible Director" shall mean a member of the Board of Directors of the Corporation who is not an officer or employee of the Corporation or any Subsidiary at the time of the grant of the Option.

          (k)  "Event" shall mean any of the following:

               (1)  Approval by the shareholders of the
     Corporation of the dissolution or liquidation of the Corporation; or

               (2)  Approval by the shareholders of the
     Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or will be, owned by shareholders of the Corporation immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Corporation's securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization); or

               (3)  Approval by the shareholders of the
     Corporation of the sale of substantially all of the Corporation's business and/or assets to a person or entity which is not a Subsidiary; or

               (4)  Any "person" (as such term is used in
     Sections 13(d) and 14(d) of the Exchange Act but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 15% or more of the combined voting power of the Corporation's then outstanding securities; or

               (5)  During any period of two consecutive
     years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

          (l)  "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended from time to time.

          (m) "Fair Market Value" shall mean the closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape and published in the Western Edition of The Wall Street Journal, or, if there is no trading of the Common Stock on the date in question, then the closing price of the Common Stock so reported on the next preceding date on which there was trading in the Common Stock.

          (n) "Option" shall mean a nonqualified stock option to purchase Common Stock authorized and granted under this Plan, and related rights.

          (o)  "Option Agreement" shall mean a written
agreement setting forth the terms of an Option in substantially the form as Exhibit A attached hereto, completed in the manner required by this Plan and executed on behalf of the Corporation by an executive officer of the Corporation.

          (p) "Option Date" shall mean the applicable date set forth in Article 2.

          (q) "Participant" shall mean an Eligible Director who has been granted an Option under the provisions of this Plan.

          (r) "Personal Representative" shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

          (s)  "Plan" shall mean this 1996 Eligible
Directors' Stock Option Plan.

          (t)  "Rule 16b-3" shall mean Rule 16b-3 as
promulgated by the Commission pursuant to the Exchange Act, as amended from time to time.

          (u) "Subsidiary" shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

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                          EXHIBIT A

                      WYLE ELECTRONICS
                      ELIGIBLE DIRECTOR
NON-QUALIFIED STOCK OPTION AGREEMENT


            THIS AGREEMENT dated as of the _____ day of _____________, 19__, between Wyle Electronics, a California corporation (the "Corporation"), and ________________ (the
"Director").

                     W I T N E S S E T H

            WHEREAS, the Corporation has adopted the Wyle
Electronics 1996 Eligible Directors' Stock Option Plan (the
"Plan"); and

            WHEREAS, pursuant to Section 2.1 of the Plan, the Corporation has granted an option (the "Option") to the Director upon the terms and conditions evidenced hereby, as required by the Plan, which Option is not intended as and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended;

            NOW, THEREFORE, in consideration of the services rendered and to be rendered by the Director, the Corporation and the Director agree to the terms and conditions set forth herein as required by the terms of the Plan.

            1. Option Grant. This Agreement evidences the grant to the Director, as of ___________________ (the
"Option Date"), of an Option to purchase an aggregate of _________ shares of Common Stock under Section 2.1 of the Plan, subject to the terms and conditions of and to adjustments provided in or pursuant to the Plan.

            2.   Exercise Price.  The Option entitles the
Director to purchase all or any part of the Option shares at a price per share of $________, which represents the Fair
Market Value of the shares on the Option Date.

            3. Option Term. The Option shall terminate ten years after the Option Date unless earlier terminated in accordance with the terms of the Plan.

            4. Exercisability of Option. The Option shall become fully vested and exercisable as of the date which is six months immediately after the Option Date.

            5. Service. The Director agrees to serve as a director in accordance with the provisions of the Corporation's Articles of Incorporation, Bylaws and applicable law.

            6.   General Terms.  The Option and this
Agreement are subject to, and the Corporation and the Director agree to be bound by, the provisions of the Plan.
Such provisions are incorporated herein by this reference.
The Director acknowledges receiving a copy of the Plan and reading its applicable provisions. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

            7. Conditional Grant. The terms of the Plan and the grant of this Option are subject to the approval of the Plan by the Corporation's shareholders. Notwithstanding anything else contained herein or in the Plan to the contrary, this Option shall not become exercisable and shall be null and void if shareholder approval of the Plan is not obtained.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                WYLE ELECTRONICS
                                (a California corporation)


                                By ________________________

                                Title _____________________


                                DIRECTOR


                                ___________________________
                                         (Signature)


                                ___________________________
                                         (Print Name)


                                ___________________________
                                          (Address)


                                ___________________________
                                  (City, State, Zip Code)


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